Exhibit 99.1

NET LEASE INSTITUTIONAL REALTY, L.P.
LIMITED PARTNERSHIP AGREEMENT

     THIS LIMITED PARTNERSHIP AGREEMENT is made and entered into as of August 25, 1997, by and between NET LEASE REALTY III, Inc., a Maryland corporation whose principal place of business is 400 East South Street, Suite 500, Orlando, Florida 32801 (the “General Partner”), and The Northern Trust Company, as Trustee of the Retirement Plan for Chicago Transit Authority Employees, whose principal place of business is 50 S. LaSalle Street, Chicago, Illinois 60675 (the “Limited Partner”) (the General Partner and the Limited Partner being hereinafter collectively sometimes referred to as the “Partners”).

RECITALS

     The General Partner and the Limited Partner desire to form the Partnership under the laws of the State of Delaware for the purpose of acquiring, owning and managing single-tenant commercial properties subject to net leases.

     NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the parties hereto do hereby mutually covenant and agree as follows:

ARTICLE I

DEFINED TERMS

     The following terms used herein shall have the meanings specified below:

     1.01 “Act” means the Delaware Revised Uniform Limited Partnership Act as amended from time to time.

     1.02 “Advisor” means CNL Realty Advisors, Inc., under common management with the General Partner.

     1.03 “Affiliated Person” or “Affiliates” means (i) a corporation, partnership or other Entity of which a majority of the voting or partnership interests are owned by any one or more of the Partners identified above; (ii) a corporation or trustee which owns common stock of any corporate Partner; or, (iii) an officer, director, employee or stockholder of a corporation identified above or referred to in the preceding clauses (i) and (ii).

     1.04 “Agreement” means this Limited Partnership Agreement as amended from time to time.

     1.05 “Appraisal” has the meaning set forth in Section 12.17.

     1.06 “Assignee” means the Person to whom a Transfer of an Interest is made; an Assignee is not a Partner unless and until the requirements of Section 8.04 are satisfied.

     1.07 “Bankruptcy”, “Bankrupt”, or derivations thereof, shall be deemed to refer not only to any bankruptcy under the Federal Bankruptcy Code, but also to any bankruptcy under state or local insolvency procedures.

     1.08 “Capital Account” of a Partner means the account maintained by the Partnership for such Partner pursuant to Sections 3.07 and 6.01 in accordance with the applicable requirements of Section 704(b) of the Code and the applicable provisions of the Regulations relating to the allocation of tax attributes to the Partners. Each Partner’s Capital Account shall be credited with (i) the amount of such Partner’s Capital Contributions as and when made by such Partner, (ii) such Partner’s distributive share of any Net Income of the Partnership allocated to such Partner under Section 6.06, (iii) any imputed interest specially allocated to such Partner under Section 6.05, (iv) any other amounts in the nature of income or gain specially allocated to such Partner under Sections 6.05 or 6.06, and (v) the amount of any Partnership liability assumed by, or secured by property distributed to, such Partner. Each Partner’s Capital Account shall be debited with (x) the amount of any cash and the Value (determined as of the date of distribution) of any property distributed by the Partnership to such Partner, (y) such Partner’s share of any Net Losses of the Partnership allocated to such Partner under Section 6.04 or any amounts in the nature of losses or expenses allocated pursuant to Sections 6.05 or 6.06, and (z) the amount of any liabilities of such Partner assumed by, or secured by property contributed by such Partner to, the Partnership. In determining the amount of any liability for purposes of this definition, there shall be taken into account Code Section 752(a) and any other applicable provisions of the Code and Regulations.

     1.09 “Capital Call” has the meaning set forth in Section 3.03(a).

     1.10 “Capital Commitment” means, with respect to each Partner, the total amount of cash agreed to be paid to the Partnership (whether or not yet paid) by each Partner pursuant to Schedule A.

     1.11 “Capital Contribution” means with respect to any Partner, the total of all cash and the Value (at the date of contribution) of all property transferred or assigned by a Partner to the Partnership pursuant to Article III.

     1.12 “Certificate” means the Certificate of Limited Partnership of the Partnership as filed with the Delaware Secretary of State, as the same may be amended from time to time.

     1.13 “Code” means the Internal Revenue Code of 1986, as amended from time to time, including any corresponding provisions of any succeeding law.

     1.14 “Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year for federal income tax purposes, except that if the Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis. If such an asset has a zero adjusted tax basis, the Depreciation may be determined under any reasonable method selected by the General Partner.

     1.15 “Entity” means any general partnership, limited partnership, corporation, joint venture, trust, business trust or association.

     1.16 “Extraordinary Cash Proceeds” means the gross cash receipts of the Partnership from any Extraordinary Transaction less partnership expenses related to such Extraordinary Transaction, including payment of interest and principal on any Partnership loans and additions to any Reserves.

     1.17 “Extraordinary Transaction” means any refinancing, sale, transfer or disposition of any Partnership Property.

     1.18 “Fiscal Year” means the calendar year, or such other fiscal year which the Partnership is required to maintain for federal income tax purposes.

     1.19 “General Partner” means Net Lease Realty III, Inc., a Maryland corporation, or any Person or Entity who becomes a General Partner in accordance with this Agreement or as otherwise provided herein, in such Person’s or Entity’s capacity as a General Partner of the Partnership, and also means all such Persons collectively.

     1.20 “Interest” means the ownership interest of any Partner at any time including the right of such Partner to any and all benefits to which such Partner may be entitled under this Agreement and the Act, together with the obligations of such Partner to comply with the terms and provisions of this Agreement and the Act, which percentage interest shall be, absent proof to the contrary, as set forth in Schedule A attached hereto.

     1.21 “Internal Rate of Return” means the annual discount rate which results in the present value of all distributions to the Limited Partner being equal to the present value of all of the Limited Partner’s Capital Contributions, in all cases discounted to the date of the earliest Capital Contribution made by the Limited Partner.

     1.22 “Limited Partner” means The Northern Trust Company, as Trustee of the Retirement Plan for Chicago Transit Authority Employees, or any other Persons or Entities who have been or are hereafter admitted to the Partnership as a Limited Partner in accordance with this Agreement.

     1.23 “Liquidation Partner” means the General Partner, unless there is no General Partner, in which case it shall mean the Limited Partner.

     1.24 “Management Agreement” means the Management Agreement to be entered into between the Partnership and Advisor for the management of the Projects upon the reasonable consent of the Limited Partner.

     1.25 “Net Income and Net Losses” mean, for each Fiscal Year of the Partnership, an amount equal to the Partnership’s taxable income or loss for such Fiscal Year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(l) of the Code shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Losses shall be added to such taxable income or loss;

(b) Any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-l(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Losses shall be subtracted from such taxable income or loss;

(c) Gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Value;

(d) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss there shall be taken into account Depreciation of such Fiscal Year;

(e) Any selling commissions, underwriting fees and other expenses of the Partnership in syndicating the Partnership Interests not otherwise taken into account in computing Net Income or Net Losses shall be subtracted from such taxable income or loss;

(f) Notwithstanding any other provision of this Section, any items which are specially allocated under Sections 6.05 or 6.06 shall not be taken into account in computing Net Income or Net Losses; and

(g) If the Value of any Partnership asset is adjusted pursuant to clause (b) of the definition of Value hereunder, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Losses.

     1.26 “Operating Expenses” means all cash costs and cash expenses paid by the Partnership of every kind and nature in connection with the Partnership’s management, business affairs and operations including, without limitation, capital expenditures, amounts allocated to the Reserves by the General Partner, debt service (including amortization of principal) on the loans, and payment of any fees, but excluding partnership expenses related to an Extraordinary Transaction. Any Operating Expenses which relate to more than one period shall be allocated pro rata to the periods to which such Operating Expenses relate.

     1.27 “Partner” means the General Partner or the Limited Partner, as the context so provides.

     1.28 “Partnership” means the limited partnership formed pursuant to the Certificate, as said limited partnership may, from time to time, be constituted and amended.

     1.29 “Percentage Interest” means the ownership interest of a Partner in the Partnership stated as a percentage, which percentage interest for purposes of this Agreement shall be as set forth in Schedule A attached hereto as now existing or hereafter amended.

     1.30 “Person” means any individual or Entity, and the heirs, executors, administrators, successors and assigns of such Person where the context so admits; and unless the context otherwise requires, the singular shall include the plural and the masculine gender shall include the feminine and the neuter and vice versa.

     1.31 “Prime” means the prime rate of interest as published from time to time in the Wall Street Journal, or any successor publication.

     1.32 “Proceeds from Operations” means, for any applicable period, all cash received by the Partnership from operations other than Extraordinary Transactions less the sum of all Operating Expenses paid or incurred by the Partnership (but exclusive of depreciation and other non-cash expenses and distributions to Partners).

     1.33 “Project” means each of the individual commercial buildings specified on Schedule B hereto, collectively, the “Projects.”

     1.34 “Property” means any real or personal property owned by the Partnership, including the Projects.

     1.35 “Regulations” means the Income Tax Regulations promulgated under the Code, as amended from time to time, including the corresponding provisions of any succeeding Regulations.

     1.36 “Reserves” means the amount of cash the General Partner from time to time determines in its sole and absolute discretion to be reasonably necessary or advisable as reserves for: (a) repayment of Partnership indebtedness; (b) management, operations, maintenance, replacement or preservation of the Projects and other Partnership Property; (c) payment of anticipated Operating Expenses including property taxes and insurance premiums; and (d) other contingencies related to the Partnership’s business.

     1.37 “Substituted Partner” means any Person admitted as a Partner to the Partnership pursuant to Section 8.04.

     1.38 “Tax Matters Partner” has the meaning set forth in Section 11.06.

     1.39 “Transfer” means, as a verb, to transfer, sell, assign, exchange, pledge, give, hypothecate or otherwise convey or encumber all or any portion of an Interest and, as a noun, any transfer, sale, assignment, exchange, charge, gift, hypothecation or other conveyance or encumbrance of all or any portion of an Interest.

     1.40 “Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The Value of any asset contributed by or distributed to a Partner shall be the gross fair market value of such asset, as determined at the time of contribution or distribution by agreement between the contributing Partner and the other Partners;

(b) The Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by a unanimous decision of the Partners (or by Appraisal, as provided in Section 12.17, if the Partners cannot reach a unanimous decision) as of the following times: (x) the acquisition of an additional Partnership Interest by any new or existing Partner in exchange for a capital contribution not presently provided for under the Agreement; (y) the distribution by the Partnership to a Partner of Partnership Property other than money, unless all Partners receive simultaneous distributions of undivided interests in the distributed Property in proportion to their Partnership Interests; and (z) the termination of the Partnership for federal income tax purposes pursuant to Section 708(b)(l)(B) of the Code or the liquidation of the Partnership within the meaning of Regulations Section 1.704-l(b)(2)(ii)(g); provided, however, that clause (x) or (y) shall not apply to a contribution or distribution of property of a de minimis gross fair market value;

(c) If the Value of a Partnership asset has been determined or adjusted pursuant to clause (a) or (b), such Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses;

(d) The term “gross fair market value” means the amount which would be paid for a particular property by a willing buyer to a willing seller (neither under any compulsion to buy or sell) unreduced by any liabilities secured by the property or assumed by any party in connection therewith; and

(e) The Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 732(d), Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-l(b)(2)(iv)(m) and Section 1.08 hereof; provided, however, that Values shall not be adjusted pursuant to this clause (e) to the extent that an adjustment pursuant to clause (b) hereof is made in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (e).

ARTICLE II

ORGANIZATION

     2.01 Formation. The General Partner and the Limited Partner have formed a limited partnership pursuant to the Act effective as of the filing of the Certificate. The General Partner will execute and file the Certificate with the Delaware Secretary of State and will execute, file, record and publish, as appropriate, renewal reports and any other instrument or document which is required under the laws of the State of Delaware, or any state in which the Partnership is required to qualify to do business, to perfect or maintain the Partnership as a limited partnership under the laws of such state.

     2.02 Name. The business of the Partnership shall be conducted under the name of NET LEASE INSTITUTIONAL REALTY, L.P. or such other name as the General Partner and the Limited Partner, jointly, shall deem desirable from time to time.

     2.03 Principal Place of Business; Registered Office and Agent. The principal office, or registered office, and place of business of the Partnership shall be located at 400 East South Street, Suite 500, Orlando, Florida 32801, or such other place as the General Partner may from time to time determine.

     2.04 Purpose and Scope of Partnership. The purpose of the Partnership shall be to acquire each of the Projects and to own, operate, lease, dispose of and otherwise deal with the Projects as single tenant commercial properties in accordance with the provisions of this Agreement. The Partnership shall not engage in any other business or activity without the prior written approval of all the Partners.

     2.05 Representation Regarding Projects. The General Partner represents that each of the Projects is a free-standing property in the $1,000,000 to $7,500,000 price range which is leased to a single retail business under a full credit, long-term, commercial net lease under which the tenant pays all operating expenses related with normal business operations of the properties. The Projects listed on Schedule C hereto were developed and acquired by an Affiliate of the General Partner.

     2.06 Term. The term of the Partnership shall commence on the date of filing of the Certificate and shall continue for ten and one-half (10.5) years unless sooner terminated by operation of law, or as hereinafter provided. Upon termination of the Partnership, any Project owned by the Partnership shall be sold by the Liquidating Partner subject to Section 7.04(b).

     2.07 Partners. Unless and until Substituted Partners are admitted pursuant to the terms of Article 8.04, the General Partner shall be the sole general partner of the Partnership and the Limited Partner shall be the sole limited partner of the Partnership (within the meaning of the Act). Except as otherwise expressly provided herein, no Partner may be removed as a Partner of the Partnership without such Partner’s prior written approval.

ARTICLE III

CAPITAL AND PARTNERSHIP INTERESTS

     3.01 Capital Commitment and Capital Contribution of General Partner. The name, address and Capital Commitment of the General Partner are set forth on Schedule A hereto, as amended from time to time. The Capital Contribution of the General Partner shall be in cash, or its equivalents, or, with the approval of the Limited Partner, in the form of contributions of property. Such property contributions shall be valued at the lower of cost or market as represented by the General Partner on Schedule D attached hereto.

     3.02 Capital Commitment and Capital Contribution of Limited Partner. The name, address and Capital Commitment of the Limited Partner are set forth on Schedule A hereto, as amended from time to time. The Capital Contribution of the Limited Partner shall be entirely in cash or its equivalent.

     3.03 Timing of Capital Contributions; Default.

     (a)  The General Partner and the Limited Partner shall each contribute Capital Contributions to the Partnership from time to time during the period commencing with the later to occur of (1) the execution of this Agreement and (2) the execution of the Management Agreement and ending on August 31, 1997 an aggregate amount in cash (or, in the case of the General Partner, with the Limited Partner’s approval, property) equal to its Capital Commitment, as set forth on Schedule A hereto, upon five (5) business days prior written notice from the General Partner (each such notice a “Capital Call”).

     (b)  If a Partner fails to pay a Capital Call when due (the “Non-Contributing Partner”) (said amount being referred to herein as an “Unpaid Amount”), the General Partner shall give written notice of such failure to the Non-Contributing Partner. If the Non-Contributing Partner fails to pay the Unpaid Amount within ten (10) days of such notice, then the other Partner (the “Contributing Partner”) may (in addition to any other remedy available under this Agreement or otherwise) elect either to purchase the entire Interest of the Non-Contributing Partner for an amount equal to the book value of the Non-Contributing Partner’s Capital Account or to proceed as follows:

(i) The Contributing Partner may elect to contribute the Unpaid Amount as its respective additional Capital Contribution, whereupon the Percentage Interests of the Partners shall be adjusted as hereafter provided:

(A) The Percentage Interest of the Non-Contributing Partner shall be decreased (but not below zero) by that percentage equal to the product of 100% times the fraction whose numerator is the Unpaid Amount and whose denominator is $18,750,000. By way of illustration, if the Non-Contributing Partner had a Percentage Interest of 80% and the Unpaid Amount were $1,000,000, then the Non-Contributing Partner’s Percentage Interest would be reduced by 5.33% (i.e., 100% times $1,000,000 divided by $18,750,000) from 80% to 74.67%.

(B) The Percentage Interest of the Contributing Partner shall be increased by the percentage by which the Percentage Interest of the Non-Contributing Partner was decreased under Section 3.03(b)(i) (A).

(C) The increase and decrease in Percentage Interests required pursuant to any election under this Section 3.03(b)(i) shall be effective on the date the Unpaid Amount was required to be contributed pursuant to the applicable Capital Call.

(ii) Notwithstanding the foregoing, if the Non-Contributing Partner shall contribute to the Partnership the full amount of the Unpaid Amount, plus interest at the rate equal to Prime plus two percentage points per annum, within sixty (60) days after the due date of the Capital Call, then any adjustment otherwise elected under this Section shall be rescinded and any amount the Contributing Partner elected to treat as its additional Capital Contribution under Section 3.03(b)(i) shall be treated as a loan to the Partnership and shall be repaid by the Partnership in full with interest at such rate.

(iii) The Contributing Partner may loan the Unpaid Amount to the Partnership and such loan will be treated in the same manner as other Partner loans pursuant to Section 3.04.

     3.04 No Other Contributions. No Partner shall have the right to make voluntary Capital Contributions to the capital of the Partnership. Except as provided in Section 6.07, no Partner shall be required to make Capital Contributions in excess of the amounts established pursuant to Article III and identified in Schedule A without the prior written consent of such Partner. If the obligations properly incurred (or to be incurred) by the Partnership from time to time exceed the funds available to the Partnership from current income or from the Reserves, then, upon written notice to all Partners, one or both of the Partners may make one or more loans to the Partnership at an interest rate equal to Prime plus one percentage point per annum unless otherwise agreed to by the Partners; such loans shall be treated as Operating Expenses of the Partnership but shall be payable only to the extent of available cash flow remaining after all other current Operating Expenses are paid in full. In the event both Partners desire to make such loans, such loans shall be made in accordance with the Partners respective Percentage Interests or as otherwise agreed to by the Partners.

     3.05 No Interest on Capital; Capital Withdrawals and Returns. No interest shall be paid to any Partner on all or a portion of a Capital Contribution or on a balance in its Capital Account. No Partner shall have the right to withdraw or reduce its Capital Contributions to the capital of the Partnership except in accordance with this Agreement.

     3.06 Interest. Interest earned on Partnership funds shall inure to the benefit of the Partnership and the Partners shall not receive interest on their Capital Contributions.

     3.07 Capital Account.

     (a)  The Partnership shall maintain a Capital Account for each Partner.

     (b)  In the event any Interest is transferred in accordance with the terms of this Agreement, the Assignee or Substituted Partner shall succeed to the Capital Account of the transferor Partner to the extent it relates to the transferred Interest.

     (c)  In the event that the Values of the assets of the Partnership are adjusted, the Capital Accounts of the Partners shall be adjusted for the hypothetical “book” gain or loss that would have been realized by the Partners if the Partnership had sold all the assets of the Partnership for their Values in a cash sale, with the net amount of any gain or loss being treated as actually recognized for purposes of Article VI.

     (d)  The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-l(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations.

ARTICLE IV

GENERAL PARTNER

     4.01 Responsibility of General Partner. The General Partner shall be solely responsible for the management of the Partnership business with all rights and powers generally conferred by the Act and by law or necessary, advisable or consistent in connection therewith. The Partnership will enter into the Management Agreement with the Advisor in regard to the management of the Projects owned by the Partnership.

     The General Partner, the Advisor and any employee, officer, director or Affiliate thereof, shall not be liable to the Partnership or any other Person for any debt, claim, action, demand, suit, proceeding, judgment, decree, liability or obligation of any kind against or with respect to the Partnership arising out of any action taken or omitted by, for or on behalf of the Partnership and all such Persons shall look solely to the Partnership Property for satisfaction of claims of any nature arising in connection with the affairs of the Partnership; except that the General Partner shall be liable for any such loss, damage or claim incurred by reason of any action or omission taken or omitted by the General Partner in fraud, bad faith, willful misconduct, gross negligence or reckless disregard of its duties hereunder. The General Partner shall, in the performance of its duties, be fully and completely justified and protected by relying in good faith upon the opinions, reports or statements presented to the Partnership by a Person, including, without limitation, accountants, attorneys or appraisers as to matters the General Partner reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Partnership. The General Partner shall not incur liability to anyone in acting upon any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper believed by it in good faith to be genuine and believed by it in good faith to be signed by the proper party or parties.

     4.02 Status of General Partnership Interest. The General Partner shall not have the right to withdraw or reduce any Capital Contribution it may make to the Partnership or to assign its Partnership Interest except in accordance with the provisions of Articles VII or VIII hereof. In such event, the General Partner shall have no right to demand or receive property other than cash in return for any Capital Contribution it may make to the Partnership and shall have no priority over the Limited Partner, either as to the return of Capital Contributions or as to profits, losses or distributions as a Partner, except as provided in this Agreement.

     4.03 Rights and Powers of the General Partner. The General Partner shall contribute, as it deems necessary, its skill, energy, advice, and experience to the Partnership and shall determine all matters relating to the acquisition, ownership, development, management, operation and sale of the Projects. The General Partner shall not be required to devote full time to the business of the Partnership. The services of the General Partner shall be rendered without cost to the Partnership.

     In addition to any other rights and powers which it may possess under law or by virtue of this Agreement, the General Partner shall have all the specific rights and powers required or appropriate to its management of the Partnership business, including, but not limited to, the following specific rights and powers:

     (a)  To acquire each of the Projects and to purchase, lease or otherwise acquire any other real or personal property necessary for the ownership and operation of the Projects and to sell, convey, assign and grant options with respect to such Projects;

     (b)  To cause any Project owned by the Partnership to be held in the name of the Partnership, or a nominee temporarily, for convenience, if necessary;

     (c)  To acquire and maintain such contracts of insurance as the General Partner deems necessary or appropriate to protect the Projects and the Partnership, including, without limitation, the protection of its assets, protection against (i) claims under Worker’s Compensation Acts, (ii) claims for damages because of bodily injury, including death, (iii) claims for damages to property, and (iv) fire, earthquake, flood and other risks protected by extended coverage of the kind usually carried for comparable properties in the general vicinity of the Project, the protection of the

Partners and their interests in the Partnership, and for any other purpose convenient or beneficial to the Partnership;

     (d)  To acquire and lease property, real or personal, in fee simple, which may be necessary or appropriate for accomplishing the Purpose of the Partnership as set forth in Section 2.04;

     (e)  To borrow monies necessary to accomplish the Partnership’s Purpose, said borrowings not to exceed $12,000,000 collectively with interest rates not to exceed 8% per annum and on terms and conditions acceptable to the General Partner, said borrowings not to be recourse to the Limited Partner, and said borrowings to be secured by one or more of the Projects;

     (f)  To invest in short-term obligations of the United States or any State, such funds as are temporarily not required for Partnership purposes;

     (g)  To delegate duties to and employ from time to time, at the Partnership’s expense and on such terms as the General Partner may determine, any Persons necessary or advisable for the management and operation of the Partnership’s business, including, but not limited to; accountants, agents and attorneys as the General Partner may from time to time determine to be necessary;

     (h)  To execute, acknowledge and deliver any and all instruments to effectuate the foregoing;

     (i)  To submit any claim by or against the Partnership to arbitration or reference;

     (j)  To pay all Operating Expenses and to fund the Reserves; and

     (k)  To take any other reasonable action, including, without limitation, the negotiation, execution and delivery of any and all contracts, leases, assignments and other instruments, incidental to any of the foregoing actions set forth in this Article IV or to the purposes of the Partnership.

This Agreement constitutes the prior written consent of the Limited Partner to the authority of the General Partner to engage in any or all of the above actions.

     4.04 Limitations on Authority of the General Partner.

     (a) The General Partner shall have all the rights and powers and be subject to all the restrictions and liabilities of partners in a partnership without limited partners, except that the

General Partner shall have no authority, without the prior written consent of the Limited Partner, to:

(i)	Do any act in contravention of the Certificate, applicable law or the purpose and scope of the Partnership as set forth in Section 2.04 hereof;

(ii)	Do any act which would make it impossible to carry on the ordinary business of the Partnership;

(iii)	Confess a judgment against the Partnership;

(iv)	Possess Partnership property or assign the rights of the Partnership in specific Partnership property for other than a Partnership purpose;

(v)	Admit any other Person as a General Partner or as a Limited Partner;

(vi)	Engage in any actions which require the consent of the Limited Partner under this Agreement without having obtained such consent;

(vii)	Cause the Partnership to make loans to the General Partner or Affiliates of the General Partner;

(viii)	Engage in reciprocal business arrangements which would circumvent this Agreement;

(ix)	Assign the Partnership Property in trust for creditors or on the assignee’s promise to pay the debts of the Partnership;

(x)	Borrow money or mortgage, pledge, hypothecate or otherwise give as security for any indebtedness a lien or security interest in Partnership Property, except in accordance with the provisions of Section 4.03(e);

(xi)	Acquire other property, real, personal or intangible other than as necessary or appropriate for the purposes of the Partnership; or

(xii)	Incur any expenses on behalf of the Partnership in syndicating the Partnership Interests.

     (b) Notwithstanding any other provisions of this Agreement to the contrary, the General Partner shall have no authority, without the consent of the Limited Partner, to cause the

Partnership, to become a surety or guarantor of, or an accommodation party to, an obligation of any other Person.

     4.05 Liability of General Partner to Limited Partner. Except for acts or omissions of fraud, bad faith, gross negligence or breach of fiduciary duty, and except as otherwise provided herein, the General Partner shall not:

(a)	be liable, responsible or accountable in damages or otherwise to the Limited Partner for any act performed by it within the scope of the authority conferred on it by this Agreement or reasonably required to be performed by it in order to accomplish the purposes hereof;

(b)	be liable to the Limited Partner for the repayment of its Capital Contribution to the Partnership; or

(c)	be liable to the Partnership or the Limited Partner because any taxing authority disallows or adjusts any deductions or credits in any Partnership income tax return.

     4.06 Advisor. If Proceeds from Operations distributed to the Limited Partner for the lesser of (a) any three (3) year period of operations of the Partnership or (b) the number of years the Partnership has been in existence, is less than the amount required to provide the Limited Partner with an eight percent (8%) Internal Rate of Return on its Capital Contributions assuming the Partnership made a distribution to the Limited Partner as of the last day of such period equal to the Limited Partner’s total Capital Contributions reduced by Extraordinary Cash Proceeds distributed to the Limited Partner, the Limited Partner may direct the General Partner to terminate the Advisor and select another entity (“Successor Advisor”) acceptable to the Limited Partner which Successor Advisor will assume and fulfill the responsibilities of the Advisor. The General Partner promptly shall effectuate this direction unless within thirty (30) days of receipt of the direction, the General Partner offers to purchase for cash, within thirty (30) days of acceptance, the Interest of the Limited Partner at a price equal to an amount sufficient such that the Limited Partner shall have received an Internal Rate of Return on its Capital Contributions of six percent (6%). Such sale is to be consummated within thirty (30) days of receipt by the General Partner of the written acceptance of the Limited Partner of the General Partner’s offer to purchase pursuant to this Section 4.06. If the Limited Partner fails to accept such offer, the General Partner is under no obligation to terminate the Advisor.

     4.07 Unrelated Business Taxable Income. The General Partner shall use its best efforts to prevent the Partnership from having unrelated business taxable income (“UBTI”) within the meaning of Code Section 512 (a)(l), including income from debt financed property of the Partnership within the meaning of Code Section 514. The General Partner shall promptly notify the Limited Partner whenever it appears likely that the Limited Partner will incur UBTI on account of any investment of the Partnership. The Partnership shall take such action as is reasonably necessary to eliminate as soon as possible the realization by the Partnership of UBTI.

ARTICLE V

LIMITED PARTNER

     5.01 Liability of Limited Partner. The Limited Partner shall not be bound by, or be personally liable for the expenses, liabilities or obligations of the Partnership beyond the amount agreed to be contributed by it to the capital of the Partnership pursuant to this Agreement, and except as provided in Section 6.07, the Limited Partner shall not be responsible for any of the losses of any other Partner.

     5.02 Responsibility for Business of the Partnership. The Limited Partner shall take no part in the conduct or control of the business of the Partnership and shall have no right or authority to act for or bind the Partnership in any manner whatsoever.

     5.03 Status of Limited Partnership Interest. The Limited Partner shall not have the right to withdraw or reduce its Capital Contribution made pursuant to Article III hereof, except as a result of the dissolution of the Partnership, or as otherwise provided by and in accordance with law. Subject to the provisions of Article IX hereof, the Limited Partner shall not have the right to demand or receive from the Partnership property other than cash in return for its Capital Contribution or in payment of profits, losses or distributions. Any return of Capital Contributions to the Limited Partner shall be solely from Partnership assets. The liability of a Limited Partner upon the return of all or any portion of its Capital Contribution shall be as set forth in Section 6.07 of this Agreement.

ARTICLE VI

ALLOCATION OF BENEFITS, DISTRIBUTIONS AND PAYMENTS TO PARTNERS

     6.01 Capital Account References. For purposes of this Article VI, all references to Capital Accounts shall mean the Capital Accounts as maintained for tax purposes pursuant to the Code and the regulations thereunder if such Capital Accounts for tax purposes should vary from the Capital Accounts reflected on the Partnership’s books and records.

     6.02 Distributions of Proceeds from Operations. Within 45 days after the end of each quarter, the General Partner shall determine the amount of Proceeds from Operations, if any, available for distribution to the Partners. If Proceeds from Operations are available for distribution, the General Partner shall distribute all available Proceeds from Operations to the Partners in accordance with their respective Percentage Interests on or before the 45th day after the end of such quarter.

     6.03 Proceeds from Extraordinary Transactions. Except as provided in Article VII and subject to any limitation imposed under any Project loan, the Partnership’s Extraordinary Cash Proceeds shall be distributed to the Partners in accordance with their Percentage Interests within 45 days of the receipt of such Extraordinary Cash Proceeds by the Partnership.

     6.04 Allocation of Net Income and Net Loss. Net Income and Net Losses of the Partnership for each Fiscal Year (and their various items of income, gain, expense, and credit) (and, in each case, each item of income, gain, loss, deduction and tax preference, required to be taken into account separately under Section 702(a) of the Code by the Partners, which are included in the computation of such Net Income and Net Losses for such Fiscal Year) shall be allocated to the Partners on the last day of the Fiscal Year in accordance with their respective Percentage Interests, after giving effect to Section 6.05.

     6.05 Special Allocations. It is the intention of the Partners that the allocation of the tax attributes arising from the Partnership comply with the applicable provisions of Regulations Section 1.704-l(b) and 1.704-2. To conform further the allocation provisions of this Agreement to such Regulations, the Partners agree that the following special allocation rules shall supersede the rules otherwise applicable under this Article VI only to the extent necessary to cause such allocation to be respected under the Regulations and the remaining portion of such allocation shall not be affected. In the event of any inconsistency between the Regulations and the provisions of Section 6.05(a) through (h), the Regulations shall govern.

     (a) Loss Limitation Rule. In any allocation of Net Losses for any Fiscal Year otherwise provided in Article VI would (if made) cause or increase a deficit balance in the Capital Account of a Partner (determined for this purpose by taking into account such Partner’s share of Proceeds from Operations and Extraordinary Cash Proceeds in respect of such Fiscal Year and all other adjustments for such Fiscal Year otherwise required under this Agreement) after adjusting such Partner’s Capital Account by crediting any amounts such Partner is obligated to restore or is deemed obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(l) and 1.704-2(i)(5) and debiting the items described in Regulations Sections 1.704-l(b)(2)(ii)(d)(4), 1.704-l(b)(2)(ii)(d)(5) and 1.704-l(b)(2)(ii)(d)(6), the amount of Net Losses otherwise allocable to such Partner shall be reduced by the minimum amount necessary to eliminate such deficit. Any amount of an allocation denied to a Partner under the first sentence of this Section 6.05(a) shall be reallocated among the Partners whose allocations of Net Losses for such year (determined under Section 6.04) are not affected by this Section, such reallocation to be made pro rata in accordance with the ratio that each Partner’s interest in profits and losses bears to the aggregate of the interests of all such Partners.

     (b)  Minimum Gain Chargeback. If during any Fiscal Year there is a net decrease in the Partnership’s minimum gain (as determined under Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(i)), then items of income and gain of the Partnership shall be allocated to each Partner, for such Fiscal Year (and, if necessary, subsequent periods) in proportion to, and to the extent of, an amount equal to each Partner’s share of the net decrease in the Partnership’s minimum gain during such taxable period in accordance with Regulation Section 1.704-2(g)(2). This Section 6.05(b) is intended to comply with the minimum gain chargeback requirement in such Regulations Sections and shall be interpreted consistently therewith.

     (c)  Qualified Income Offset. If a Limited Partner receives an adjustment, allocation or distribution described in Regulations Section 1.704-l(b)(2)(ii)(d)(4), (5) or (6) (modified as appropriate, by Regulations Section 1.704-2(g)(l) and 1.704-2(i)(5)) which is unexpected within the meaning of Regulations Section l-704-l(b)(2)(ii)(d) and which causes or increases a negative balance in such Partner’s Capital Account (determined for this purpose with the adjustments required under Section 6.05(a)), such Partner will, to the extent required by Regulations Section 1.704-l(b)(2)(ii)(d), be allocated an amount of gross income and/or gain sufficient to eliminate such negative balance as quickly as possible; provided, however, that an allocation pursuant to this Section 6.05(c) shall be made if and only to the extent that such Partner would have a deficit in its Capital Account (determined as aforesaid) after all other allocations provided for in this Article VI have been tentatively made as if this Section 6.05(c) were not in this Partnership Agreement.

     (d)  Nonrecourse Deductions. The nonrecourse deductions for any Fiscal Year of the Partnership (as defined in Regulations Section 1.704-2(b)(l)) shall be allocated to the Partners in proportion to their Percentage Interests.

     (e)  Partner Nonrecourse Deductions. The Partner nonrecourse deductions for any Fiscal Year of the Partnership (as defined in Regulations Section 1.704-2(i)(2)) shall be allocated to the Partner that bears the economic risk of loss for such deductions within the meaning of Regulations Sections 1.704-2(i)(l) and 1.752-2. If more than one Partner bears the economic risk of loss, such deductions shall be allocated between or among such Partners in accordance with the ratios in which such Partners share such risk of loss.

     (f) Partner Minimum Gain Chargeback. If during any taxable period there is a net decrease in minimum gain attributable to Partner nonrecourse debt, within the meaning of Regulations Section 1.704-2(b)(4) and 1.704-2(i)(3), each Partner with a share of such Partner minimum gain shall be allocated items of partnership income and gain as specified in Regulations Section 1.704-2(g)(2)(ii) for such period (and if necessary, subsequent periods) as provided in Regulations Section 1.704-2(g)(2)(iii) in proportion to, and to the extent of, an amount equal to such Partner’s share of the net decrease in the minimum gain attributable to Partner nonrecourse debt determined in a manner consistent with the provisions of Regulations Section 1.704-2(i)(4).

This Section 6.05(f) is intended to comply with the minimum gain chargeback requirement of such Regulations Sections and shall be interpreted consistently therewith.

     (g)  Excess Nonrecourse Liabilities. Solely for purposes of determining a Partner’s proportionate share of the “excess nonrecourse liabilities” of the Partnership within the meaning of Regulations Section 1.752-3(a)(3), each Partner’s interest in Partnership profits shall be such Partner’s Percentage Interest.

     (h)  Section 732(d), 734(b) and 743(b) Adjustments. To the extent that an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 732(d), 734(b) or 743(b) is required under Regulations Section 1.704-b(2)(iv)(m) to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Partners in a manner that achieves the adjustments to their respective Capital Accounts that are required to be made pursuant to such Section of the Regulations.

     (i)  Change in Regulations. If any of the specific Regulations upon which the special allocations provided for in this Section 6.05 are based are hereafter changed or if new Regulations in the opinion of the reputable tax counsel retained by the Partnership (“Tax Counsel”) make it necessary to revise the foregoing special allocation rules or provide further special allocation rules in order to avoid a significant risk that a material portion of any allocation of Net Income, Net Losses, credits or other tax attributes otherwise provided for in Section 6.04 would be altered as a result of a challenge thereto by the Internal Revenue Service, the Partners agree to make such reasonable amendments to this Agreement as, in the opinion of such Tax Counsel, are reasonably necessary or desirable, taking into account the interests of the Partners as a whole and all other relevant factors, to avoid or reduce significantly such risk to the extent possible without materially affecting the amounts distributable to any Partner pursuant to this Agreement.

     (j)  Curative Allocations. The allocations set forth in this Section 6.05 (the “Special Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Partners that, to the extent possible, all Special Allocations shall be offset with other Special Allocations or with special allocations of other items of Partnership income, gain, loss, or deduction pursuant to this Section 6.05. Therefore, notwithstanding any other provision of this Article VI (other than the Special Allocations), the General Partner shall make such offsetting allocations of Partnership income, gain, loss or deduction in whatever manner it reasonably determines is appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance which such Partner would have had if the Special Allocations were not part of this Partnership Agreement and all Partnership items were allocated pursuant to Section 6.04. In exercising its discretion under this Section 6.05, the General Partner shall take into account future Special Allocations under

Section 6.05 that, although not yet made, are likely to offset other Special Allocations previously made under Section 6.05. Notwithstanding the foregoing provisions of this Section 6.05, the General Partner shall not, without the unanimous consent of all of the Partners, make any allocation under this Section 6.05 unless the General Partner obtains advice of Tax Counsel that such allocation is unlikely to cause any allocation made or to be made under this Partnership Agreement to fail to be respected under Code Section 704 of the Regulations thereunder.

     6.06 Special Rules. The allocations set forth in this Agreement shall be subject to the following special rules:

     (a)  Tax Allocations. For each Fiscal Year, the Partnership’s items of income, loss, deduction, gain and other items governed by Section 702(a) of the Code and comparable provisions of state and local law shall be allocated among the Partners proportionately to the allocation of the Net Income and Net Losses to such Partners for such year; and provided that appropriate adjustments shall be made in the event that an election under Section 754 of the Code is in effect; and provided further that any gain recognized from any disposition of an asset which is treated as ordinary income because it is attributable to the recapture of any depreciation or amortization shall be allocated among the Partners in the same ratio as the prior allocations of income or loss which included such depreciation or amortization (but, in each case, only to the extent such gain is otherwise allocable to a Partner).

     (b)  Changes in Interests. If the Percentage Interest of a Partner is adjusted during the period in question, the Partnership’s books shall be closed as of the date immediately preceding the date of such adjustment. For the period ended on such date, the Net Income and Net Losses shall be allocated based on the Percentage Interest in effect prior to the date of such adjustment; provided, however, that any adjustments to the Value of a Partnership asset treated as gain or loss under Section 1.40 of this Agreement shall be allocated only to those persons who were Partners immediately before the event giving rise to such adjustment. For the balance of such Fiscal Year the Net Income and Net Losses shall be allocated based on the Percentage Interest as so adjusted. For purposes of the foregoing, the expenses of the Partnership shall be allocated between the two periods based upon the date when accrued; provided that amortization, depreciation and other items attributable to specific items of property shall be deemed to accrue ratably over the period of time during which the Partnership holds the property to which such items relate.

     (c)  Imputed Interest. To the extent the Partnership has imputed interest income pursuant to any provision of the Code with respect to the obligation of a Partner to contribute capital:

(i) Such interest income shall be specially allocated to the Partner owing such obligation; and

(ii) The amount of such interest income shall be excluded from the capital contribution credited to such Partner’s Capital Account in connection with payments with respect to such obligation.

     (d)  Section 704(c). In accordance with Section 704(c) of the Code and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its Value. In the event the Value of any Partnership asset is adjusted, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Value in the same manner as under Section 704(c) of the Code and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Accountants in any manner that reasonably reflects the purpose and intent of this Agreement. Allocations pursuant to this Section 6.06 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Net Income, Net Losses or other items or distributions pursuant to any provision of this Agreement.

     (e)  Minimum Allocation to General Partner. Notwithstanding anything to the contrary in this Article VI, subject to the Special Allocations, the General Partner shall at all times have a minimum 1% allocation of each material item of Partnership income, gain, loss, deduction and credit.

     6.07 Liability Upon Return of Contribution.

     (a)  If a Partner has received the return of any part of its Capital Contribution without violation of the Certificate, this Agreement or the Act, it is liable to the Partnership for a period of one year thereafter for the amount of the returned Capital Contribution, but only to the extent necessary to discharge the Partnership’s liabilities to creditors who extended credit to the Partnership during the period the Capital Contribution was held by the Partnership.

     (b)  If a Partner has received the return of any part of its Capital Contribution in violation of the Certificate, this Agreement or the Act, it is liable to the Partnership for a period of six years thereafter for the amount of the Capital Contribution wrongfully returned. For purposes of this Section 6.07, a Partner receives a return of its Capital Contribution to the extent that a distribution to it reduces its share of the fair value of the net assets of the Partnership below the value (as set forth in the records of the Partnership) of its Capital Contribution which has not been distributed to it.

ARTICLE VII

DISSOLUTION, LIQUIDATION AND REMOVAL

     7.01 Limitations. The Partnership may be dissolved, liquidated and terminated pursuant to, and only pursuant to, the provisions of this Article VII, and the parties hereto do hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Partnership or a sale or partition of the Partnership and/or any or all of its assets. The parties hereto do hereby covenant and agree that, except as otherwise provided in this Article VII, neither the dissolution nor the withdrawal from the Partnership for any other reason of any of the parties hereto nor the admission to the Partnership of a Substituted Partner pursuant to the provisions of Article VIII shall cause the Partnership to be dissolved, liquidated or terminated.

     7.02 Dissolution. This Partnership shall continue until terminated, and shall be terminated only by, or as a result of:

     (a)  The completion of the term of the Partnership;

     (b)  The sale, transfer or other disposition of all, or substantially all, of the Partnership assets or of its business;

     (c)  The agreement of all the then Partners;

     (d)  The withdrawal, Bankruptcy, insolvency, dissolution, or other legal incapacity of the General Partner, if there is no other General Partner remaining, unless within a period of ninety (90) days from the date of such event, the Limited Partner elects to continue the Partnership and a successor General Partner is selected by the Limited Partner as provided in Section 7.03;

     (e)  The occurrence of any event which shall make it unlawful for the existence of the Partnership to be continued;

     (f)  If the Limited Partner delivers to the General Partner an opinion of counsel reasonably acceptable to the General Partner to the effect that it is more likely than not that an investment by the Partnership or the Limited Partner’s investment in the Partnership would cause the Limited Partner to violate any law, regulation, license, permit or decree or order of a court of competent jurisdiction (including any provisions of ERISA) or that the Limited Partner would lose its tax-exempt status, and the General Partner or Limited Partner is unable to take such action which is reasonably necessary to avoid such violation or loss of tax-exempt status within ninety (90) days of receipt of such opinion of counsel; or

     (g)  If the General Partner delivers to the Limited Partner an opinion of counsel reasonably acceptable to the Limited Partner to the effect that it is more likely than not that an investment by the Partnership or the General Partner’s investment in the Partnership would cause the General Partner to cease to qualify as a “qualified REIT subsidiary” as defined in Section 856(i) of the Code or would cause Commercial Net Lease Realty, Inc., the parent of the General Partner, to cease to be a “real estate investment trust” within the meaning of Section 856 of the Code.

     7.03 Election to Continue Partnership. Upon the withdrawal, Bankruptcy, insolvency, dissolution or other legal incapacity of the General Partner, if there is no other General Partner remaining, the Limited Partner may, at any time within ninety (90) days of such event, elect to continue the Partnership and its business on the terms and conditions contained in this Agreement and select a new General Partner. If the Partnership is so continued, the new General Partner shall execute, acknowledge and file an amendment to this Agreement, the Certificate and any other appropriate documents. The new General Partner shall make such Capital Contributions to the Partnership as the new General Partner and the Limited Partner may agree.

     7.04 Distributions on Dissolution. In all cases of dissolution of the Partnership, the business of the Partnership shall be continued to the extent necessary to allow an orderly winding up of its affairs, including the liquidation and termination of the Partnership pursuant to the provisions of this Article VII, as promptly as practicable thereafter, and each of the following shall be accomplished:

     (a)  The Liquidating Partner shall cause to be prepared a statement setting forth the assets and liabilities of the Partnership as of the date of dissolution, a copy of which statement shall be furnished to the other Partners.

     (b)  The property and assets of the Partnership shall be liquidated by the Liquidating Partner as promptly as possible, but in an orderly and businesslike manner. In the event that the Partnership elects to sell assets to third parties, the Partners shall have the right of first refusal to purchase any or all of the assets of the Partnership for their fair market value (as determined by Appraisal pursuant to Section 12.17). Subject to the provisions of Section 2.06 hereof, the Liquidating Partner may, in the exercise of its business judgment, determine not to sell all or any portion of the property and assets of the Partnership, in which event such property and assets shall be distributed in kind pursuant to Section 7.04(c).

     (c)  Any Net Income or Net Loss realized by the Partnership upon the sale of its property and assets shall be deemed recognized and allocated to the Partners in the manner set forth in Article VI. To the extent that an asset is to be distributed in kind, such asset shall be deemed to have been sold at its fair market value on the date of distribution, the gain or loss deemed recognized upon such deemed sale shall be allocated in accordance with Article VI and the amount of the distribution shall be considered to be such fair market value of the asset. If the Partners cannot agree upon such fair market value, the same shall be determined by Appraisal as provided in Section 12.17.

     (d)  The Extraordinary Cash Proceeds from the sale of the Projects and all other assets of the Partnership, including Proceeds from Operations of the Partnership, shall be applied and distributed as follows and in the following order of priority:

(i) First, to creditors, including Partners who are creditors, to the extent permitted by law, in satisfaction of liabilities of the Partnership (other than liabilities for distributions to Partners or distributions to withdrawing Partners) and the expenses of liquidation;

(ii) Second, to the establishment of any reserves which may be deemed reasonably necessary by the Liquidating Partner for any contingent or unforeseen liabilities or obligations of the Partnership. Such reserves shall be paid over to an escrowee designated by the Person carrying out the dissolution to be held by him or if for the purpose of disbursing such reserves in payment of any of the aforementioned contingencies and, at the expiration of such period as shall be deemed advisable, to distribute the balance thereafter remaining in the manner provided in this Section;

(iii) Third, to the General Partner and the Limited Partner in proportion to and to the extent of the Partners’ Capital Accounts; and

(iv) Fourth, the balance, if any, to the Partners in proportion to the Partners’ Percentage Interests.

     (e)  Distributions in liquidation shall be made by the end of the Fiscal Year in which liquidation occurs or, if later, within ninety (90) days of the liquidation event and shall otherwise comply with Regulation Section 1.704-l(b).

     (f)  In the event the Partnership is “liquidated” within the meaning of Regulations Section 1.704-l(b)(2)(ii)(g), (a) distributions shall be made pursuant to this Article VII to the Partners who have positive Capital Accounts in compliance with Regulations Section 1.704- l(b)(2)(ii)(b)(2), and (b) if the General Partner’s Capital Account has a deficit balance (after giving effect to all contributions, distributions, and allocations for all taxable years, including the year during which such liquidation occurs), the General Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Regulations Section 1.704-l(b)(2)(ii)(b)(3).

     7.05 Liquidating Partner. The Liquidating Partner shall, upon the final dissolution of the Partnership, file an appropriate certificate to such effect in the proper governmental office or offices under the Act as then in effect. Notwithstanding the foregoing, each Partner, upon the request of the Liquidating Partner, shall promptly execute, acknowledge and deliver all such documents, certificates and other instruments as the Liquidating Partner shall reasonably request to effectuate the proper dissolution, liquidation and termination of the Partnership, including the winding up of the business of the Partnership.

     Within ninety (90) days after the dissolution and complete liquidation of the Partnership, the Liquidating Partner shall furnish to each of the Partners a financial statement for the period from the first day of the then current fiscal year through the date of such complete liquidation certified by the Partnership’s certified public accountants. Such statement shall include a Partnership statement of operations for such period and a Partnership balance sheet as of the date of such complete liquidation.

     7.06 Termination of Partnership. The Partnership shall be terminated upon (a) completion of any dissolution and liquidation thereof pursuant to the provisions of this Article VII, and (b) preparation, execution, acknowledgment, filing, recordation, publication, delivery and/or cancellation of any instruments, documents or statements if and as required by the Act, the Code or any other applicable laws.

     7.07 Liability of General Partner Upon Dissolution. Upon the dissolution of the Partnership and the distribution of the net proceeds pursuant to Section 7.04, the Limited Partner shall look solely to the property and assets of the Partnership for the return of its Capital Contribution, and if the Partnership property and assets remaining after the payment or discharge of the debts and liabilities of the Partnership are insufficient to return the full amount of the Capital Contribution of the Limited Partner, the Limited Partner shall have no recourse or claim against the General Partner.

ARTICLE VIII

TRANSFER OF PARTNERSHIP INTERESTS

     8.01 Prohibition on Transfers. Subject to the provisions of this Article VIII and Article IX hereof, no Transfer shall be made by the Partners of the whole or any part of their respective Interests in the Partnership (including, but not limited to, their interest in the capital or profits of the Partnership). No Transfer, encumbrance, hypothecation or issuance in violation of the provisions hereof shall be valid or effective for any purpose.

     8.02 Assignment by Limited Partner.

     (a)  Notwithstanding Section 8.01 and subject to the provisions of Article IX hereof, the Limited Partner shall have the right to assign the whole or any portion of its Interest only by a written assignment, the terms of which are not in contravention of any of the provisions of this Agreement or the Act, which assignment shall have been duly executed by the assignor and the Assignee, received by the Partnership, and recorded on the books of the Partnership, subject, however, to the provisions of Section 8.04 hereof.

     (b)  As used in this Section 8.02, the “effective date” of an assignment of an Interest shall be that date set forth on the written instrument of assignment.

     (c)  Anything herein to the contrary notwithstanding, both the Partnership and the General Partner shall be entitled to treat the assignor of such Interest as the absolute owner thereof in all respects, and shall incur no liability for distributions of cash or other property made in good faith to it, until such time as the written assignment has been received by the Partnership, consented by the General Partner, which consent shall not be unreasonably withheld, and recorded on the books of the Partnership.

     (d)  An Assignee of the Limited Partner’s Interest shall be entitled to receive the distributions of cash or other property from the Partnership attributable to the Interest acquired by reason of such assignment from and after the effective date of the assignment of such Interest to it, and such Assignee shall pay all reasonable expenses of the Partnership connected with such assignment.

     (e)  Net Income and Net Loss attributable to the Interest acquired by reason of such assignment shall be divided among and allocated between the assignor and the Assignee of such Interest as of the effective date of the assignment of such Partnership Interest and in accordance with Section 8.02(f) below.

     (f)  The division and allocation of annual Net Income and Net Loss attributable to the Interest between the assignor and the Assignee during any Fiscal Year of the Partnership shall be based upon the length of time during such Partnership Fiscal Year, as measured by the effective date of the assignment, that the Interest was owned by each of them, and shall not be based upon the date or dates during such Fiscal Year on which monthly income was earned or monthly losses incurred by the Partnership. Any gain or loss on an Extraordinary Transaction shall be allocated to the Person recognized as the Limited Partner on the records of the Partnership on the date of the Extraordinary Transaction.

     An Assignee shall not become a Limited Partner hereunder and shall be considered only an Assignee and shall not have any other rights of a Partner other than its right to Net Income,

Net Losses and distributions, unless and until the assignment has been consented to by the General Partner pursuant to Section 8.04 hereof.

     8.03 Assignment by General Partner. The General Partner shall have the right, with prior written consent of the Limited Partner, which shall not be unreasonably withheld or delayed, to assign all or any portion of its Partnership Interest to a corporation, partnership or other entity, a majority of the voting interests or partnership interests of which is owned by the General Partner (the “Controlled Entity”) and with respect to any such corporation owned or controlled by the General Partner only if (i) there shall have been received an opinion of counsel reasonably satisfactory to the Limited Partner, that such entity will not cause the Limited Partner to lose its status as a limited partner under Delaware law or cause the Partnership to be treated for federal income tax purposes as an association taxable as a corporation rather than a partnership and (ii) the General Partner’s ability to transfer its interest in the Controlled Entity is limited in the same manner as its ability to transfer its Partnership Interest pursuant to the terms of this Agreement.

     Except as otherwise expressly provided in Article VII, the Partnership shall not be terminated on the dissolution of a corporation acting as sole General Partner, so long as a successor becomes the General Partner in accordance with the terms of this Agreement and applicable law.

     8.04 Substituted Partner. An Assignee shall not become a Substituted Partner until the following conditions are satisfied:

     (a)  The General Partner consents to the substitution, which consent shall not be unreasonably withheld.

     (b)  The Assignee executes the assignment instrument and such other instruments as the General Partner reasonably may deem necessary to effect the admission of the Assignee as a Substituted Partner, in form satisfactory to the General Partner;

     (c)  The assignor and the Assignee named therein shall execute and acknowledge such other instrument or instruments as the General Partner reasonably may deem necessary or desirable to effectuate such admission;

     (d)  The Assignee shall accept and adopt in writing all the terms and provisions of this Agreement, as the same may have been amended; and

     (e)  Such Assignee shall pay or obligate itself to pay, as the General Partner may determine, all reasonable expenses connected with such admission, including, but not limited to, the cost of the preparation, filing and publishing of any appropriate documents.

     8.05 Limitation on Assignment or Transfer. No transfer or assignment of any Interest or portion thereof may be made if such transfer or assignment would, in the opinion of counsel for the Partnership, result in the treatment of the Partnership as an association taxable as a corporation for Federal income tax purposes. No transfer or assignment of any Interest may be made if, in the opinion of counsel for the Partnership, registration is required under the Securities Act of 1933, as amended, or, in the opinion of such counsel, such transfer or assignment would violate applicable state securities or blue sky laws in any respect.

     8.06 Void Transfer. In no event shall any Interest, or any portion thereof, be assigned or transferred to a minor or an incompetent or in violation of any state or Federal law. Any such attempted transfer or assignment shall be void and ineffectual and shall not bind the Partnership or the General Partner.

ARTICLE IX

DISPOSITION OF LIMITED PARTNERSHIP INTEREST

     9.01 Disposition of Interest. There are five routes available for total or partial disposition or liquidation of the Interest of a Limited Partner in the Partnership, namely:

(a)	A sale of all or a portion of all of the Partnership Property and distribution of the Extraordinary Cash Sale Proceeds within thirty (30) days of closing of the sale.

(b)	The Limited Partner at any time may make an offer in writing to the General Partner to purchase for cash the Interest of the General Partner in the Partnership. The written offer shall specify the purchase price for the General Partner’s Interest equal to the full amount which the General Partner would receive (without consideration of any minority interest discount) if all of the Partnership’s Property were sold to a third party for a price determined by the Limited Partner (the “LP Price”) and the proceeds of sale distributed to the Partners in accordance with the terms of the Partnership Agreement. Within thirty (30) days from receipt of the written offer from the Limited Partner, the General Partner, by written notice served upon the Limited Partner, may respond by committing to purchase the Interest of the Limited Partner for cash, said purchase price to be equal to the full amount which the Limited Partner would receive if all of the Partnership’s Property were sold to a third party for the LP Price and the proceeds of sale distributed to the Partners in accordance with the terms of the Partnership Agreement. If the General Partner does not so respond to the Limited Partner within thirty (30) days, the General Partner shall be deemed to have accepted the offer of the Limited Partner. If the General Partner does so respond within thirty

(30) days, the Limited Partner shall be deemed to have accepted the responsive proposal by the General Partner. The sale shall close in Chicago, Illinois on the sixtieth (60th) day following the service by the Limited Partner upon the General Partner of its offer to purchase. The General Partner may not initiate this procedure, but may only respond by way of purchasing the Interest of the Limited Partner or selling its Interest to the Limited Partner.

(c)	The Limited Partner can sell all or a portion of its Interest in the Partnership to a third party on terms and conditions selected by the Limited Partner provided the Limited Partner allows the General Partner the option for a period of thirty (30) days after receipt of written notice of all the terms and conditions of the proposed sale by the Limited Partner, to purchase the available Interest for the same price and on the same terms and conditions as selected by the Limited Partner.

(d)	The Limited Partner may direct the General Partner to convert the Limited Partner’s Interest to registered shares of the common stock of Commercial Net Lease Realty, Inc. (the “Shares”) by giving written notification to that effect to the General Partner. Within ten (10) days of such notice, the General Partner shall inform the Limited Partner in writing of the number of Shares it is entitled to receive upon conversion of its Interest (the “Conversion Notice”). Upon receipt of the Conversion Notice, the Limited Partner will have ten (10) days to inform the General Partner in writing that it is electing to convert its Interest pursuant to this Section 9.01(d) (the “L.P. Notice”). For a period of thirty (30) days following receipt of the L.P. Notice, the General Partner, in place of the conversion, may elect to purchase the Limited Partner’s Interest for cash in an amount equal to an amount sufficient such that the Limited Partner shall have received an Internal Rate of Return on its Capital Contributions of ten and six-tenths percent (10.6%). Such purchase is to be consummated within thirty (30) days of receipt of the L.P. Notice. If the General Partner fails to make said election, then the General Partner is obligated to consummate the stock conversion to Shares as hereinafter outlined. This stock conversion option is available at any time after the first to occur of the following: (a) the twenty-fifth month following the last acquisition of a Project by the Partnership, or (b) January 1, 1999. The conversion option terminates on the sixth (6th) annual anniversary of the date of this Agreement. The number of Shares which the Limited Partner will receive in the conversion is to be calculated as follows:

The number of Shares is to be calculated by the following formula, which is intended to reconcile the value of the Shares to the Limited Partner’s Capital Contribution, after taking into consideration the operating performance of the Partnership.

Number of Shares	=	Projected Operating Cash Flow

FFO + FFO Add-On Factor

For purposes of the foregoing formula:

“Projected Operating Cash Flow” means the Limited Partner’s pro rata share of projected Operating Income for the twelve months following the date of the L.P. Notice as determined by the mutual agreement of the Advisor and the consultant selected by the Limited Partner (the “Consultant”).

“FFO” means the projected net income per share of Commercial Net Lease Realty, Inc., for the twelve months following the date of the L.P. Notice as determined by mutual agreement of the Advisor and the Consultant computed in accordance with generally accepted accounting principles, excluding Extraordinary Transactions, without deduction for depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Such computation shall be made as if the conversion of the Limited Partner’s Interest had occurred.

“FFO Add-On Factor” means the Initial FFO Add-On Factor, times the FFO, times, for each year since inception, the sum of one (1) plus the percentage growth of Operating Income for such year as determined by the mutual agreement of the Advisor and the Consultant.

“Initial FFO Add-On Factor” means ten and three hundred thirty nine thousandths percent (10.339%).

“Operating Income” means the net income of the Partnership, computed in accordance with generally accepted accounting principles, (a) excluding gains or losses from Extraordinary Transactions (b) without deduction for depreciation and amortization and (c) excluding any non-cash lease accounting adjustments.

Attached hereto as Schedule E is an example of the foregoing Share calculation.

(e)	A sale of the Limited Partner’s Interest to the General Partner pursuant to the terms of Section 4.06.

     9.02 Terms. For purposes of any purchase and sale of any portion of an Interest by one Partner from the other Partner pursuant to the provisions of Section 4.06 and Section 9.01, the

Partners agree that the terms of the purchase and sale shall be unconditional, except that (i) the seller shall represent and warrant to the buyer that the Interest to be sold is subject to no legal or equitable claims and upon demand shall deliver an instrument confirming such representation and warranty at the closing, (ii) the General Partner shall provide the Limited Partner with access to all of the Partnership books and records as provided in Section 11.01, and (iii) the General Partner shall provide the Limited Partner with such representations and warranties as the Limited Partner shall reasonably request regarding the accuracy and completeness of the Partnership’s books and records.

ARTICLE X

FEES AND EXPENSES

     10.1. Fees. The General Partner will receive no fees from the Partnership. The Advisor will receive (a) an asset management fee of .45% annually (payable quarterly) of the lesser of (i) the total gross purchase price or (ii) the gross appraised price, of the real estate assets then owned by the Partnership, (b) 4.5% annually of the Proceeds from Operations less any principal amortization of Partnership loans payable yearly and (c) a fee of 1 % of the gross sale price of any disposition of a Project, but this fee is waived if the Project is sold to any Affiliate of the General Partner or Advisor.

     10.2 Expenses. The only expenses for which the General Partner will be entitled to be reimbursed by the Partnership will consist of direct costs associated with the Projects and other Property such as real estate taxes, insurance, audit, legal, accounting and appraisal fees incurred by the Partnership, brokers’ commissions paid to third parties unrelated to the General Partner and reasonable travel expenses incurred by the General Partner in regard to protecting the Projects and other Property.

ARTICLE XI

STATEMENTS, BOOKS AND RECORDS, ETC.

     11.01 Books and Records. The General Partner shall keep and retain such books and records relating to the business of the Partnership as it deems necessary or advisable or as are required by the Act or by any governmental authority which has jurisdiction over the Partnership at the principal office of the Partnership. Such books and records shall include, without limitation: (i) a current list of the full name and last known address of each Partner, identifying the General Partner and Limited Partner and setting forth the agreed value of the Capital Contributions of each Partner, the amount of any agreed future Capital Contributions, and the date on which each became a Partner, (ii) an executed copy of the Certificate, as amended or restated, together with executed copies of any powers of attorney pursuant to which the Certificate was executed, (iii) copies of the Partnership’s federal, state and local income tax returns and reports, if any, for the three most recent years, and (iv) an executed copy of this Agreement, as amended or restated, and of any financial statements of the Partnership for the three most recent years. Records kept under this Section shall at all times be maintained at the principal office of the Partnership. Each Partner has the right, upon reasonable demand and for any purpose reasonably related to the Partner’s interest as a Partner to: (a) inspect, copy or obtain any of the records of the Partnership required to be maintained by this Section or the Act at such Partner’s own expense; (b) obtain from the General Partner from time to time true and full information regarding the state of the business and financial condition of the Partnership; and (c) obtain other information regarding the affairs of the Partnership as is just and reasonable. The General Partner shall not be required to deliver or mail a copy of the Certificate or any subsequent amendment thereto to the Limited Partner.

     11.02 Reports. The General Partner will furnish to each of the Partners within ninety (90) days of the end of the Fiscal Year a financial report for the Partnership as reflected in the Partnership’s informational tax return and any other necessary tax information with respect to the Partnership. The Partnership shall also furnish to the Limited Partner on a calendar quarter basis other reports on the Partnership’s operations and conditions.

     11.03 Bank Accounts. All funds of the Partnership shall be deposited in its name in such checking and savings accounts, certificates of deposit or U.S. government obligations as shall be designated by the General Partner. Withdrawals therefrom shall be made upon such signatures as the General Partner may designate.

     11.04 Tax Returns. In addition to the annual report, the General Partner shall instruct the Partnership’s accountants to prepare and file all federal, state and local income tax returns for the Partnership with the appropriate authorities at Partnership expense.

     11.05 Accounting and Tax Decisions. All accounting decisions shall be made in accordance with generally accepted accounting principles unless otherwise decided by the General Partner. The Partnership shall consult with the Partnership’s accountants as to all tax elections or tax decisions so as to produce the greatest benefits for the Partners.

     11.06 Tax Matters Partner. The General Partner is hereby designated as Tax Matters Partner pursuant to Section 6231 (a) of the Code. The Tax Matters Partner will notify all Partners of the commencement of any Partnership tax audit or administrative adjustments, and the other Partners waive any right to negotiate or enter into a settlement agreement with the Internal Revenue Service in any proceedings. All such negotiations and settlements shall be conducted solely by the Tax Matters Partner. The Partners, other than the Tax Matters Partner, waive any right to file a petition for readjustment of Partnership matters pursuant to Section 6226 of the

Code unless the Tax Matters Partner does not file such a petition within ninety (90) days of its receipt of notice of a final Partnership administrative adjustment and unless such petition is filed in any Federal District Court chosen by the Limited Partner. The Tax Matters Partner is authorized to represent the Partnership in any tax audit proceedings and in any dispute with the Internal Revenue Service, including negotiating and entering into a settlement agreement as provided for in Section 6224(c) of the Code, contesting any proposed adjustment of Partnership items or petitioning for a readjustment of Partnership items.

ARTICLE XII

GENERAL PROVISIONS

     12.01 Notices. Any and all notices required or desired to be sent to any party under the Agreement shall be in writing and sent by registered or certified mail, postage prepaid, to the party or parties for whom such notices are intended. All such notices, in order to be effective, shall be addressed to the last address of record on the Partnership books or such other address as the Partner has requested in writing, when intended for a Partner.

     12.02 Counterparts. This Agreement may be executed in several counterparts and all so executed shall constitute but a single Agreement binding on all parties hereto, notwithstanding that all the parties are not signatories to the original or the same counterpart.

     12.03 Severability. Each provision of this Partnership Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid and contrary to any existing or future laws, such invalidity shall not impair the operations of or affect those portions of this Agreement which are valid.

     12.04 Federal Tax Election. In the event of a transfer of all or any part of the Partnership Interest of the General Partner or the Limited Partner, the General Partner may elect on behalf of the Partnership, pursuant to Section 754 of the Code, to adjust the basis of the property of the Partnership (or any part thereof) and if such an election is made, the Partnership shall, at its expense, provide the Partners with all information necessary as a result of that election.

     12.05 Governing Law. This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware. Except as otherwise provided herein, the rights and obligations of the Partnership shall be governed by the Act. A Partner’s interest in the Partnership shall be personal property for all purposes. All real and other property owned by the Partnership shall be deemed to be owned by the Partnership as an Entity (and may be held in the name of a nominee for the Partnership), and no Partner individually shall have any ownership of such property.

     12.06 Consent and Approvals. Whenever under this Agreement the consent or approval of any Partner is required or permitted, such consent or approval may be evidenced by a written consent signed by an authorized officer of such Partner personally or by its agent or attorney-in- fact.

     12.07 Execution of Partnership Documents. Any deed, bill of sale, mortgage, lease (other than leases in the ordinary course of business), contract, or other commitment purporting to convey or encumber the interest of the Partnership in all or any portion of property at any time held in its name, shall be signed by the General Partner.

     12.08 Waiver of Partition. Each of the parties hereto irrevocably waives during the term of the Partnership any right to maintain any action for partition with respect to the property of the Partnership.

     12.09 Litigation. The General Partner shall prosecute and defend such actions at law or in equity as may be necessary to enforce or protect the interest of the Partnership. The Partnership and the General Partner shall respond to any final decree, judgment or decision of any court, board or authority having jurisdiction in the premises. The General Partner shall satisfy any such judgment, decree or decision, first out of any insurance proceeds available therefor, next out of assets of the Partnership, and finally out of the assets of the General Partner. The cost of defending any actions brought against the Partnership and/or the General Partner with respect to Partnership matters shall be borne by the Partnership, so long as the General Partner does not act fraudulently or in bad faith, or in a manner constituting gross negligence or amounting to a breach of fiduciary duty.

     12.10 Time. Time is of the essence of this Agreement.

     12.11 Binding Effects. Subject to the limits on transferability contained herein, each and all of the covenants, terms, provisions, and agreements contained herein shall, as the case may be, be binding upon and inure to the benefit of the parties hereto, their respective heirs, assigns, successors and legal representatives.

     12.12 Entire Agreement. This Agreement, including any and all schedules hereto, contains the entire agreement between the parties hereto relative to the formation of the Partnership. No variations, modifications or changes herein shall be binding upon any party unless set forth in a document duly executed by or on behalf of such party. Each of the parties hereto shall from time to time and at all times execute, acknowledge and deliver all such documents and do all such other and further acts as may reasonably be necessary in order fully to perform and carry out the terms and intent hereof.

     12.13 Remedies Not Exclusive. Any remedies herein contained for breaches of obligations hereunder shall not be deemed to be exclusive, and shall not impair the right of any party to exercise any other right or remedy, whether for damages, injunction, or otherwise.

     12.14 Captions. Section titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

     12.15 Identification. Whenever the singular is used in this Agreement and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and vice versa.

     12.16 Indemnity by Partnership. The Partnership shall indemnify and hold harmless any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Partnership) by reason of any acts, omissions of alleged acts or omissions arising out of its activities as a General Partner or as a partner, officer or director of a General Partner which is a partnership or a corporation acting on behalf of the Partnership or in furtherance of the interests of the Partnership (collectively the “Indemnified Parties”), against losses, damages or expenses for which such person has not otherwise been reimbursed (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by it in connection with such action, suit or proceeding so long as it did not act fraudulently or in bad faith or in a manner constituting gross negligence or malfeasance. The termination of any action, suit or proceeding by settlement or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the person acted fraudulently or in bad faith or was negligent (gross or otherwise) or breached a fiduciary duty.

     12.17 Appraisal. Any appraisal required to be made pursuant to this Agreement (“Appraisal”) shall be made as follows:

     (a)  Either Partner may serve written notice upon the other Partner stating that an appraisal shall be conducted pursuant to this Section 12.17. In such event, unless otherwise expressly provided to the contrary in this Agreement, within thirty (30) days after receipt of any such notice, either (i) the Partners shall nominate and appoint a single appraiser, or, failing that, (ii) the noticing Partner and the other Partner shall each nominate and appoint one appraiser. Upon the appointment of the two appraisers as hereinabove provided, the two appraisers so appointed shall, within fifteen (15) days after the appointment of the second appraiser and before exchanging views as to the questions at issue, appoint a third appraiser and give written notice of such appointment to the Partners. In the event that a Partner fails to appoint an appraiser within the thirty (30) day period set forth above, the appraiser appointed by the other Partner shall make the appraisal. If the two appraisers selected by the Partners shall fail to appoint or agree upon the third appraiser within the fifteen (15) day period outlined above, a third appraiser may be selected by the Partners if they can agree upon such third appraiser within a further period of ten (10) days; otherwise, any Partner may apply to any federal or state court of or sitting in the State of Delaware having jurisdiction for appointment of any appraiser not appointed or agreed upon within the time periods herein provided. The appraisers selected pursuant hereto shall be sworn faithfully and fairly to determine expeditiously the question at issue.

     (b)  The three appraisers (or the one or two appraisers, if only one or two appraisers are appointed) shall, with all possible speed, make the appraisal contemplated herein, set forth their (or its) results in writing, and give notice of the same to the Partners. If two of the three appraisers shall render a concurring determination, then that concurring determination shall be conclusive and binding on the Partners. If no two of the three appraisers shall render a concurring determination, then the determination of the third appraiser appointed by the two appraisers appointed by the Partners shall be conclusive and binding upon the Partners; provided, however, that if the determination of the third appraiser shall be lower than the lowest determination of the other two appraisers, or higher than the highest determination of the other two appraisers, the final determination shall be the median determination of the three appraisers. The Partnership shall pay the fees and expenses of the appraiser selected by or on behalf of the Partners, any fees and expenses of the third appraiser, and any general expenses incurred by the appraisers in connection with the appraisal.

     (c)  Any appraiser appointed hereunder shall be an MAI appraiser licensed in the state where the Project is located with at least five (5) years’ experience in appraising property of the same type as the Project.

     IN WITNESS WHEREOF, the parties have executed this Limited Partnership Agreement as of the day and year first above written.

GENERAL PARTNER:		LIMITED PARTNER:

NET LEASE REALTY III, INC.		THE NORTHERN TRUST COMPANY, as Trustee of the RETIREMENT PLAN FOR CHICAGO TRANSIT AUTHORITY EMPLOYEES

By:	-s- GARY M.RALSTON	By:	-s- PAMELA S. NEWTON

It: PRESIDENT		Its: VICE PRESIDENT

FIRST AMENDMENT TO THE
LIMITED PARTNERSHIP AGREEMENT
OF
NET LEASE INSTITUTIONAL REALTY, L.P.

     THIS FIRST AMENDMENT TO THE LIMITED PARTNERSHIP AGREEMENT of NET LEASE INSTITUTIONAL REALTY, L.P. (this “First Amendment”), is made and entered into as of the 16 th day of September, 1997, by and between NET LEASE REALTY III, INC., a Maryland corporation (the “General Partner”), and THE NORTHERN TRUST COMPANY, as Trustee of the Retirement Plan for Chicago Transit Authority Employees, the limited partner (the “Limited Partner”) on the following terms and conditions:

RECITALS

     The General Partner and the Limited Partner entered into that certain Partnership Agreement of Net Lease Institutional Realty, L.P. (the “Partnership”) dated as of August 25, 1997 (the “Partnership Agreement”).

     The purposes of this First Amendment to the Partnership Agreement are (1) to extend the date for making capital contributions to September 30, 1997; and (2) to amend Schedule C and Schedule D to the Partnership Agreement.

     Unless otherwise defined herein, all terms used in this First Amendment shall have the meaning assigned to those terms in the Partnership Agreement.

     NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the parties hereto do hereby amend the Partnership Agreement as follows:

               1. Extension of Capital Call Date. Section 3.03(a) of the Partnership Agreement is hereby modified by substituting “September 30, 1997” for “August 31, 1997”.

               2. Rights and Powers of General Partner. Section 4.03(a) of the Partnership Agreement is hereby deleted and replaced by the following:

“(a) To acquire each of the Projects and to purchase, lease or otherwise acquire any other real or personal property necessary for the ownership and operation of the Projects and to sell, convey, assign and grant options with respect to such Projects, provided that the Projects listed in Schedule C shall be acquired at the lower of cost or market from the General Partner or its Affiliate.”

               3. Schedule C. The Schedule C to the Partnership Agreement is hereby deleted and replaced by the revised Schedule C attached hereto.

               4. Schedule D. The Schedule D to the Partnership Agreement is hereby deleted and replaced by the revised Schedule D attached hereto.

     Except as modified or amended hereby, the Partnership Agreement shall remain unmodified and in full force and effect.

     This First Amendment may be executed in several counterparts and all such executed counterparts shall constitute a single agreement binding on all of the parties hereto, their successors and their assignees, notwithstanding that all of the parties hereto are not signatories to the original or to the same counterpart.

     IN WITNESS WHEREOF, the parties hereto have duly executed this First Amendment to the Partnership Agreement as of the day and year first above written.

General Partner:

NET LEASE REALTY III, INC.

By:

Its:	PRESIDENT

Limited Partner:

THE NORTHERN TRUST COMPANY, as Trustee of the RETIREMENT PLAN FOR CHICAGO TRANSIT AUTHORITY EMPLOYEES

By:

Its:	Sr VICE PRESIDENT